FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of
March 22, 2021 (this “Amendment”), is entered into by and among Credit Acceptance Funding LLC 2021-1, a Delaware limited liability company (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”), and Fifth Third Bank, National Association, as the lender (the “Lender”), as the deal agent (the “Deal Agent”) and as the collateral agent (the “Collateral Agent”).

Reference is hereby made to the Loan and Security Agreement, dated as of January 29, 2021 (the “Agreement”), among the Borrower, Credit Acceptance, the Lender, the Deal Agent, the Collateral Agent and Systems & Services Technologies, Inc., a Delaware corporation, as the backup servicer (the “Backup Servicer”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

W I T N E S S E T H :
WHEREAS, the Borrower, Credit Acceptance, the Lender, the Deal Agent, the Collateral Agent and the Backup Servicer have previously entered into and are currently party to the Agreement; and

WHEREAS, the Borrower, Credit Acceptance, the Lender, the Deal Agent and the Collateral Agent wish to amend the Agreement pursuant to Section 14.1 thereof in certain respects as provided herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
SECTION 1. Amendments. Subject to the conditions to effectiveness set forth in Section 2 below, the Agreement is hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth on the pages of the Agreement attached as Exhibit A hereto.

SECTION 2. Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the conditions precedent that the Deal Agent shall have received executed counterparts of (i) this Amendment from each party hereto and (ii) an Account Control Agreement with respect to the Collection Account and the Reserve Account (each as defined in the Agreement, as amended by this Amendment) from each party thereto.

SECTION 3. Representations of the Borrower and Credit Acceptance. Each of the Borrower and Credit Acceptance hereby represents and warrants to the other parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and in any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then that they are true and correct as of such earlier date) and that no Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.

SECTION 4. Agreement in Full Force and Effect. Except as expressly set forth herein, all terms and conditions of the Agreement shall remain in full force and effect. Reference to this specific Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

SECTION 5. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which so executed shall be deemed an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

SECTION 7. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

[SIGNATURE PAGES TO FOLLOW]

2

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CREDIT ACCEPTANCE FUNDING LLC 2021-1

By: /s/ Douglas W. Busk     Name: Douglas W. Busk
Title:    Chief Treasury Officer

CREDIT ACCEPTANCE CORPORATION

By: /s/ Douglas W. Busk     Name: Douglas W. Busk
Title:    Chief Treasury Officer

FIFTH THIRD BANK, NATIONAL
ASSOCIATION, as Lender, Deal Agent and Collateral Agent

By: /s/ Steven Maysonet     Name: Steven Maysonet
Title: Director

[First Amendment to Loan and Security Agreement]

Exhibit A [see attached]

U.S. $100,000,000

LOAN AND SECURITY AGREEMENT

Dated as of January 29, 2021 Among
CREDIT ACCEPTANCE FUNDING LLC 2021-1
as the Borrower

CREDIT ACCEPTANCE CORPORATION
as the Originator, Servicer and Custodian

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as a Lender, and the other Lenders from time to time party hereto

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as the Deal Agent

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as the Collateral Agent and
SYSTEMS & SERVICES TECHNOLOGIES, INC.
as the Backup Servicer

Page

ARTICLE I DEFINITIONS    1
Section 1.1    Certain Defined Terms    1
Section 1.2    Other Terms    ~~28~~29
Section 1.3    Computation of Time Periods    29
Section 1.4    Interpretation    29
ARTICLE II THE LOAN FACILITY    29
Section 2.1    Funding of the Initial Loan Amount    29
Section 2.2    Grant of Security Interest; Acceptance by Collateral Agent    30
Section 2.3    [Reserved]    32
Section 2.4    Determination of Benchmark; Determination of Yield; Maximum
Interest and Yield    32
Section 2.5    [Reserved]    32
Section 2.6    [Reserved]    32
Section 2.7    Settlement Procedures    32
Section 2.8    [Reserved]    34
Section 2.9    Collections and Allocations    34
Section 2.10    Payments, Computations, Etc.    35
Section 2.11    [Reserved]    35
Section 2.12    Interest; Yield; Fees    35
Section 2.13    Increased Costs; Capital Adequacy; Illegality    36
Section 2.14    Taxes    37
Section 2.15    Assignment of the Contribution Agreement and Hedging Agreement    39
Section 2.16    Optional Purchase    ~~39~~40
Section 2.17    LIBOR Inability    ~~39~~40
ARTICLE III CONDITIONS TO THE CLOSING    42
Section 3.1    Conditions to Effectiveness of this Loan and Security Agreement    42
Section 3.2    Conditions Precedent to the Pledge of Additional Loans    ~~42~~43
ARTICLE IV REPRESENTATIONS AND WARRANTIES    44
Section 4.1    Representations and Warranties of the Borrower    44

(continued)

Page

Section 4.2    Representations and Warranties of the Borrower Relating to the
Loans and the Related Contracts    ~~49~~50
Section 4.3    Representations and Warranties of the Servicer    51
Section 4.4    Representations and Warranties of the Backup Servicer    52
Section 4.5    Breach of Representations and Warranties    53
ARTICLE V GENERAL COVENANTS    ~~54~~55
Section 5.1    Affirmative Covenants of the Borrower    ~~54~~55
Section 5.2    Negative Covenants of the Borrower    60
Section 5.3    Covenant of the Borrower Relating to the Hedging Agreement    65
Section 5.4    Affirmative Covenants of the Servicer    65
Section 5.5    Negative Covenants of the Servicer    67
Section 5.6    Negative Covenants of the Backup Servicer    69
ARTICLE VI ADMINISTRATION AND SERVICING OF CONTRACTS    69
Section 6.1    Servicing    69
Section 6.2    Duties of the Servicer and Custodian    70
Section 6.3    Rights After Designation of Successor Servicer    73
Section 6.4    Responsibilities of the Borrower    73
Section 6.5    Reports    ~~73~~74
Section 6.6    Additional Representations and Warranties of Credit Acceptance as Servicer    75
Section 6.7    Establishment of the Accounts    75
Section 6.8    Payment of Certain Expenses by Servicer    ~~77~~76
Section 6.9    Annual Independent Public Accountant's Servicing Reports    77
Section 6.10    The Servicer Not to Resign    77
Section 6.11    Servicer Termination Events    ~~78~~77
Section 6.12    Appointment of Successor Servicer    79
Section 6.13    [Reserved]    80
Section 6.14    Segregated Payment Account    ~~81~~80
Section 6.15    Dealer Collections Repurchase; Replacement of Dealer Loan with
Related Purchased Loans    81
ARTICLE VII BACKUP SERVICER    81
Section 7.1    Designation of the Backup Servicer    81

(continued)

Page

Section 7.2    Duties of the Backup Servicer    81
Section 7.3    Backup Servicing Compensation    ~~82~~81
ARTICLE VIII [Reserved]    82
ARTICLE IX SECURITY INTEREST    82
Section 9.1    Security Agreement    82
Section 9.2    Release of Lien    82
Section 9.3    Further Assurances    ~~83~~82
Section 9.4    Remedies    ~~83~~82
Section 9.5    Waiver of Certain Laws    83
Section 9.6    Power of Attorney    83
ARTICLE X TERMINATION EVENTS    83
Section 10.1    Termination Events    83
Section 10.2    Remedies    85
ARTICLE XI INDEMNIFICATION    85
Section 11.1    Indemnities by the Borrower    85
Section 11.2    Indemnities by the Servicer    ~~88~~87
Section 11.3    After-Tax Basis    88
ARTICLE XII THE DEAL AGENT AND THE COLLATERAL AGENT    88
Section 12.1    Authorization and Action    88
Section 12.2    Delegation of Duties    89
Section 12.3    Exculpatory Provisions    89
Section 12.4    Reliance    92
Section 12.5    Non-Reliance on Deal Agent, Collateral Agent and Other Lenders    93
Section 12.6    Reimbursement and Indemnification    93
Section 12.7    Deal Agent and Collateral Agent in their Individual Capacities    ~~94~~93
Section 12.8    Successor Deal Agent or Collateral Agent    94
ARTICLE XIII ASSIGNMENTS; PARTICIPATIONS    94
Section 13.1    Assignments and Participations    94
ARTICLE XIV MISCELLANEOUS    97
Section 14.1    Amendments and Waivers    97
Section 14.2    Notices, Etc.    98

Account Control Agreement: Each agreement, in form and substance satisfactory to the Collateral Agent, among the Borrower, the Collateral Agent and Fifth Third Bank, National Association, that provides the Collateral Agent with control within the meaning of the UCC over the Collection Account and the Reserve Account.

Accrual Period: For any Payment Date, the period from and including the fifteenth (15th) calendar day of the prior calendar month—or, in the case of the first Payment Date, from and including the Closing Date—to but excluding the fifteenth (15th) calendar day of the current calendar month; provided, however, that any Accrual Period that commences before the Final Scheduled Payment Date that would otherwise end after the Final Scheduled Payment Date shall end on the Final Scheduled Payment Date.

Addition Date: (a) With respect to any Dealer Loan, the date on which such Dealer Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement; and (b) with respect to any Purchased Loan, the date on which such Purchased Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement.

Additional Amount: Defined in Section 2.14(a).

Additional Cut-Off Date: Each date on and after which Collections on an Additional Loan are to be transferred to the Collateral.

Additional Loans: All Loans that become part of the Collateral after the Closing Date.

Adjusted Collateral Amount: On any Payment Date during the Revolving Period, an amount equal to the sum of: (i) the Collateral Amount; and (ii) the amount on deposit in the Principal Collection Account.

Adjusted LIBOR Rate: For any Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%,
(i) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

Affected Party: Each of the Lenders, any assignee or participant of any Lender, the Deal Agent, any successor to Fifth Third Bank, National Association as Deal Agent or any sub-agent of the Deal Agent.

Affiliate: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 5% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Aggregate Outstanding Eligible Loan Balance: On any date of determination, the sum of the Outstanding Balances of all Eligible Loans on such day.

Aggregate Unpaids: At any time, an amount, equal to the sum of all accrued and unpaid Capital, Interest, Yield, Hedge Costs, fees, indemnities and all other amounts owed by the Borrower hereunder or under any other Transaction Document or by the Borrower or any other Person under any fee letter delivered in connection with the transactions contemplated by this Agreement (whether due or accrued) and any unpaid fees, expenses and indemnities due to the Collateral Agent and to the Backup Servicer hereunder, both before and after the Assumption Date.

Amendment No. 1 Effective Date: March 22, 2021.

Amortization Event: The occurrence of any of the following events: (i) on any Payment Date after giving effect to all purchases of Additional Loans (or the funding of any additional Dealer Loan Contracts allocated to an open pool of Dealer Loan Contracts securing a Dealer Loan) on such date, the amount on deposit in the Principal Collection Account is greater than 5.0% of the Adjusted Collateral Amount for two (2) or more Business Days; (ii) on any Payment Date after giving effect to all purchases of Additional Loans, the Adjusted Collateral Amount is less than the Minimum Collateral Amount and such deficiency continues for two (2) or more Business Days;
(iii)a Reserve Advance is made, except if on the date of such Reserve Advance, the Capital is zero;
(iv)cumulative Collections through the end of the related Collection Period, expressed as a percentage of the cumulative Forecasted Collections though the end of the related Collection Period, are less than 90.0% for any three (3) consecutive Collection Periods; (v) on any Payment Date, the Weighted Average Spread Rate is less than the Minimum Weighted Average Spread Rate; (vi) the Borrower fails to make a payment or deposit when required under this Agreement or within any applicable grace or cure period; or (vii) the Commitment Termination Date.

Amortization Period: With respect to each Lender, the period beginning on the earlier of:
(i) the occurrence of an Amortization Event and (ii) the occurrence or declaration of the Termination Date, and ending on the Collection Date.

Anti-Corruption Laws: (a) The U.S. Foreign Corrupt Practices Act of 1977, as amended;
(b)the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business.

Anti-Money Laundering Laws: The applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

Applicable Law: For any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, orders, or action of any court, arbitrator or other original lien entry letter or form or copies of correspondence and application made in accordance with applicable law to such state title registration agency, and all enclosures thereto, for issuance of the original lien entry letter or form.

Change-in-Control: Any of the following:

i.the creation or imposition of any Lien on any limited liability company interests of the Borrower; or

ii.the failure by the Originator to own all of the issued and outstanding limited liability company interests of the Borrower.

Closed Pool: With respect to any Dealer Loan, a Pool as to which, pursuant to the terms of the related Dealer Agreement, no additional Dealer Loan Contracts may be allocated.

Closing Date: January 29, 2021.

Code: The Internal Revenue Code of 1986, as amended from time to time. Collateral: Defined in Section 2.2(a).
Collateral Agent: Fifth Third, and its successors and assigns in such capacity.

Collateral Amount: On any Payment Date, an amount equal to the Aggregate Outstanding Eligible Loan Balance less the aggregate of the Overconcentration Loan Amounts and the aggregate of the Loan Excess Advance Amounts, if any, after giving effect to all purchases of Loans on such date. Solely for purposes of calculating the “Collateral Amount,” the determination of whether a Loan is an “Eligible Loan” shall be made as if such Loan were sold on the date of such calculation; provided, however, that a Dealer Loan relating to a Dealer that, to the knowledge of the Servicer, has become insolvent after the sale of such Dealer Loan to the Borrower shall continue to constitute an “Eligible Dealer Loan” (assuming that such Dealer Loan would otherwise be an “Eligible Dealer Loan” on such date of determination if the applicable Dealer had not become insolvent) for purposes of calculating the “Collateral Amount” so long as (i) the characterization of such Dealer Loan as an “Eligible Dealer Loan” would not cause the percentage of the aggregate Outstanding Balance of all Dealer Loans relating to Dealers who are insolvent to exceed 2.5% of the Aggregate Outstanding Eligible Loan Balance and (ii) no bankruptcy court has entered an order (whether or not final), which order has not been vacated or overturned, stating that a person other than the Borrower (or the Servicer on the Borrower's behalf) is entitled to receive any collections on that Dealer Loan or the Contracts relating thereto.

Collection Account: ~~Defined in~~ The account number xxxxxx1541 in the name of the Borrower at Fifth Third Bank, National Association, subject to an Account Control Agreement and established pursuant to Section 6.7(a).

Collection Date: The date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

Collection Guidelines: With respect to Credit Acceptance, the policies and procedures of such Dealer) Eligible Dealer Loans in the aggregate), as of the Closing Date or any Addition Date during the Revolving Period on which the Borrower purchases one or more Dealer Loans, as the case may be, exceeds the applicable Dealer Concentration Limit.

Participant Register: Defined in Section 13.1(e) of this Agreement. Patriot Act: Defined in Section 4.1(z) of this Agreement.
Payment Date: The fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, beginning on February 15, 2021.

Permitted Investments: Any one or more of the following types of investments:

(a)marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;

(b)marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c)bankers' acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated at least A-1 by S&P and P-1 by Moody's;

(d)repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e)commercial paper rated at least A-1 by S&P and P-1 by Moody's;

(f)demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody's; and

(g)money market mutual funds (including funds for which the Collateral Agent may act as a sponsor or advisor or for which the Collateral Agent may receive fee income) having a rating, at the time of such investment, from S&P or Moody's in the highest investment category granted thereby.

Each of the Permitted Investments may be purchased by the Borrower (or, following its assumption of exclusive control of the Collection Account and/or the Reserve Account, the

Collateral Agent or through an Affiliate of the Collateral Agent).

Permitted Liens: Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable and Liens granted pursuant to the Transaction Documents and with respect to the Dealer Loan Contracts, the second priority lien of the related Dealer therein as set forth in the related Dealer Agreement.

Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

Pool: An identifiable group of Dealer Loan Contracts related to a particular Dealer Agreement identified on Schedule V hereto, which, for the avoidance of doubt, may take the form of an Open Pool or Closed Pool at the time it is pledged hereunder.

Principal Collection Account: ~~Defined in~~The account number xxxxxx1871 in the name of the Borrower at Fifth Third Bank, National Association and established pursuant to Section 6.7(a).

Principal Distributable Amount: With respect to any Payment Date during the Amortization Period, the lesser of: (i) Capital as of the immediately preceding Payment Date (after giving effect to all payments in reduction of principal on such Payment Date); and (ii) Available Funds remaining after distribution of amounts described in Section 2.7(a)(ii) through (iv).

Prime Rate: The rate announced by Fifth Third from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Fifth Third in connection with extensions of credit to debtors.

Proceeds: With respect to any portion of the Collateral, all “proceeds” as such term is defined in Article 9 of the UCC, including, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

Purchase Agreement: Each agreement between Credit Acceptance and any Dealer in substantially the form attached hereto as Exhibit P, together with any Dealer Collections Purchase Agreement.

Purchase Amount: With respect to the Loans and any optional purchase pursuant to Section 2.16, an amount equal to the product of (x) the aggregate Outstanding Balance of such Loans as of the last day of the related Collection Period and (y) the Net Advance Rate in effect on the date of such payment.

Purchased Loan: A motor vehicle retail installment loan relating to the sale of an automobile or light-duty truck originated by a Dealer, purchased by the Originator from such Dealer and evidenced by a Purchased Loan Contract; provided, however, that the term “Purchased Loan” shall, for purposes of this Agreement, include only those Purchased Loans identified from time to time on Schedule V hereto.

Purchased Loan Contract: Each motor vehicle retail installment sales contract, in substantially one of the forms attached hereto as Exhibit L, relating to a Purchased Loan.

~~Qualified Institution: Defined in Section 6.7(a).~~

Records: The Dealer Agreements, Contracts, Contract Files and all other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) in each case whether tangible or electronic that are maintained with respect to the Loans and the Contracts and the related Obligors.

Reference Bank: Any bank that furnishes information for purposes of determining the Adjusted LIBOR Rate.

Register: Defined in Section 13.1(c).

Related Security: With respect to any Loan, all of Credit Acceptance's and the Borrower's interest in:

(i)the Dealer Agreements (other than Excluded Dealer Agreement Rights, but including Credit Acceptance's rights to service the Loans and the related Contracts and receive the related collection fee and receive reimbursement of certain repossession and recovery expenses, in accordance with the terms of the Dealer Agreements) and Contracts securing payment of such Loan;

(ii)all security interests or liens purporting to secure payment of such Loan, whether pursuant to such Loan, the related Dealer Agreement or otherwise, together with all financing statements signed by the related Obligor describing any collateral securing such Loan and all other property obtained upon foreclosure of any security interest securing payment of such Loan or any related Contract;

(iii)all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of each Contract whether pursuant to such Contract or otherwise, including any of the foregoing relating to any Contract securing payment of such Loan;

(iv)all of the Borrower's interest in all Records, documents and writing evidencing or related to such Loan;

(v)all rights of recovery of the Borrower against the Originator;

(vi)all Collections (other than Dealer Collections), the Collection Account, the Reserve Account, and all amounts on deposit therein and investments thereof;

(vii)all of the Borrower's right, title and interest in and to (but not its obligations under) any Hedging Agreement and any payment from time to time due thereunder;

i.all of the Borrower's right, title and interest in and to the Contribution Agreement and the assignment to the Collateral Agent of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Contribution Agreement; and

ii.the Proceeds of each of the foregoing.

For the avoidance of doubt, the term “Related Security” with respect to any Dealer Loan includes all rights arising under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool.

Release Date: As defined in Section 4.5(b). Release Price: As defined in Section 4.5(a).
Repossession Expenses: For any Collection Period, any expenses payable pursuant to the terms of this Agreement, incurred by the Backup Servicer, if it has become the Successor Servicer, in connection with the liquidation or repossession of any Financed Vehicle, in an aggregate amount not to exceed the cash proceeds received by the Backup Servicer, if it has become the Successor Servicer, from the disposition of the Financed Vehicles.

Required Lenders: At a particular time, Lenders with Commitments in excess of 66-2/3% of the Capital.

Required Reserve Account Amount: With respect to any Payment Date, an amount equal to the lesser of (a) 2.0% of the Initial Loan Amount and (b) the outstanding Capital on such Payment Date, after giving effect to the payment of principal on such Payment Date.

Reserve Account: The ~~segregated trust~~ account ~~established at the Collateral Agent for the benefit of the Secured Parties,~~number xxxxxx1558 in the name of the Borrower at Fifth Third Bank, National Association, subject to an Account Control Agreement and established pursuant to Section 6.7(a).

Reserve Advance: Defined in Section 2.7(b)(i).

Responsible Officer: As to any Person any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

Retransfer Amount: Defined in Section 4.5(b).

Revolving Period: The period commencing on the Closing Date and ending upon the commencement of the Amortization Period.

S&P: S&P Global Ratings, and any successor thereto.

Sanction or Sanctions: Any and all economic or financial sanctions, sectoral sanctions,

during the related Collection Period, equal to: (i) so long as Credit Acceptance is the Servicer, the product of (A) 6.00% and (B) the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement) and (ii) if the Backup Servicer is the Servicer, the sum of (1) the greatest of: (a) the product of 10.0% and the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement), (b) the actual costs incurred by the Backup Servicer as Successor Servicer, and (c) the product of (x) $30.00 and
(y)the aggregate number of Contracts serviced by it during the related Collection Period, plus (2) without duplication, Late Fees and Servicer Expenses; provided, however, with respect to each Payment Date on which the Backup Servicer is the Servicer, the Servicing Fee shall be at least equal to $5,000.

Solvent: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

Subsidiary: A corporation of which the Originator and/or its Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

Successor Servicer: Defined in Section 6.12(a).

Taxes: Any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

Termination Date: With respect to each Lender, the date of the occurrence or declaration of the Termination Date pursuant to Section 10.2.

Termination Event: Defined in Section 10.1.

Transaction Documents: This Agreement, the Contribution Agreement, the Backup Servicing Agreement, the Intercreditor Agreement, each Hedging Agreement, the Account Control Agreements and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

Transition Expenses: If the Backup Servicer has become the Successor Servicer, the sum of: (i) reasonable costs and expenses incurred by the Backup Servicer in connection with its assumption of the servicing obligations hereunder, related to travel, Obligor welcome letters, freight and file shipping plus (ii) a boarding fee equal to the product of $7.50 and the number of Contracts to be serviced.

UCC: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

United States or U.S.: The United States of America.

Unmatured Termination Event: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

Unsatisfactory Audit: The occurrence of any audit exceptions resulting from any audit, inspection or review pursuant to Section 6.1(c), Section 6.2(e) or Section 6.9, which, in the reasonable judgment of the Deal Agent, would have a material adverse effect on the ability of the Servicer to identify and allocate Collections.

Upfront Fee: An amount payable to each Lender equal to the product of (i) 0.50% and (ii) the amount of such Lender's Capital on the Closing Date.

Weighted Average Final Score: With respect to each Payment Date during the Revolving Period, the ratio, expressed as a percentage, where (i) the numerator is equal to the aggregate for all Dealers of the product of (a) the Final Score of each Dealer and (b) the aggregate Outstanding Balance of all Eligible Loans for such Dealer and (ii) the denominator is equal to the Aggregate Outstanding Eligible Loan Balance.

Weighted Average Original Advance Rate: With respect to each Payment Date during the Revolving Period, the ratio, expressed as a percentage, where (i) the numerator is equal to the aggregate for all Dealers of the product of (a) the Original Advance Rate of each Dealer and (b) the aggregate Outstanding Balance of all Eligible Loans for such Dealer and (ii) the denominator is equal to the Aggregate Outstanding Eligible Loan Balance.

Weighted Average Spread Rate: With respect to each Payment Date during the Revolving Period, one minus the Weighted Average Original Advance Rate divided by the Weighted Average Final Score (expressed as a percentage).

Yield: With respect to each Lender and its portion of the Capital, with respect to any Accrual Period, the sum of the products (for each day during such Accrual Period) of:

YR x C x 1

360
where:
C	=	the outstanding principal amount of the Capital of such Lender; and
YR	=	the Yield Rate applicable on such day;

Yield Rate: An interest rate per annum equal to ~~2.00~~(i) at all times prior to the Amendment

No. 1 Effective Date, 2.00% and (ii) on and after the Amendment No. 1 Effective Date, 1.985%; provided, however, that if the Servicer does not exercise its option to reacquire the Dealer Loans, the Purchase Loans and the related Collateral on the Commitment Termination Date pursuant to Section 2.16, the Yield Rate shall be equal to 2.50% for each day from and including the Commitment Termination Date.

Section 1.2 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation. In each Transaction Document, unless a contrary intention appears:

i.the singular number includes the plural number and vice versa;

ii.reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

iii.reference to any gender includes each other gender;

iv.reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

v.reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

ARTICLE II
THE LOAN FACILITY

Section 2.1    Funding of the Initial Loan Amount.

(a)On the Closing Date, each Lender shall, upon satisfaction of the applicable conditions set forth in this Agreement and the other Transaction Documents (including the conditions precedent set forth in Article III), make available to the Borrower in same day funds, at such bank or other location reasonably designated by Borrower, an amount equal to the Initial Loan Amount.

a.The Loans.

i.Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender. The Deal Agent shall maintain the Register in accordance with Section 13.1(c). The entries made in the records maintained pursuant to this clause (i) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Deal Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Transaction Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Deal Agent in such matters, the records of the Deal Agent shall control in the absence of manifest error.

ii.Upon the request of any Lender made through the Deal Agent, the Borrower shall prepare, execute and deliver to such Lender a promissory note of the Borrower payable to such Lender (each, a “Note”). Any such Note shall be substantially in the form of Exhibit I hereto, with blanks appropriately completed in conformity with the terms hereof and shall evidence the Borrower's obligation to pay the principal of and interest on all amounts advanced by such Lender in addition to the records described in the preceding clause (i). Any such Note shall be enforceable with respect to the Borrower's obligation to pay the principal thereof only to the extent of the unpaid principal amount of the Capital outstanding thereunder at the time such enforcement shall be sought.

Section 2.2    Grant of Security Interest; Acceptance by Collateral Agent.

(a) (i) As security for the prompt and complete payment of Capital (including any Interest and Yield accrued thereon) and the performance of all of the Borrower's other obligations under this Agreement and the other Transaction Documents, the Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, without recourse except as provided herein, a security interest in and continuing Lien on all assets and personal property of the Borrower, including but not limited to, all of the Borrower's accounts, chattel paper, goods, deposit accounts (including, for the avoidance of doubt, the Collection Account, the Reserve Account and the Principal Collection Account), documents, general intangibles, instruments, investment property, letter of credit rights, money and supporting obligations and all proceeds of the foregoing (as each such term is defined in the UCC, collectively, the “Collateral”) now owned or hereafter acquired. The foregoing pledge does not constitute an assumption by the Collateral Agent of any obligations of the Borrower to Obligors or any other Person in connection with the Collateral or under any agreement or instrument relating to the Collateral, including, without limitation, any obligation to make future advances to or on behalf of such Obligors.

(ii) In connection with such grant, the Borrower agrees to record and file, at its own expense, financing statements with respect to the Collateral now existing and hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the first priority security interest of the represented by the Borrower to be the computer file described in Section 2.2(a)(iii).

(c) The Collateral Agent hereby agrees not to disclose to any Person (including any Secured Party) any of the account numbers or other information contained in the computer files delivered to the Collateral Agent by the Borrower pursuant to Section 2.2(a)(iii), except as is required in connection with the performance of its duties hereunder or in enforcing the rights of the Secured Parties or to a Successor Servicer; provided, however, that notwithstanding anything to the contrary in this Agreement, the Collateral Agent may reply to a request from any Person for a list of Loans, Dealer Agreements, Contracts or other information referred to in any financing statement. The Collateral Agent agrees to take such measures as shall be necessary or reasonably requested by the Borrower to protect and maintain the security and confidentiality of such information. The Collateral Agent shall provide the Borrower with written notice five Business Days prior to any disclosure pursuant to this Section 2.2(c), to the extent reasonably practical.

Section 2.3    [Reserved].

Section 2.4    Determination of Benchmark; Determination of Yield; Maximum Interest and Yield.

(a)On each Benchmark Determination Date, the Deal Agent shall determine and deliver to the Servicer the applicable Interest Rate with respect to the related Accrual Period.

(b)Each Lender shall initially determine (i) the applicable Yield (including unpaid Yield, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to the Capital on each Payment Date for the related Accrual Period and (ii) the Increased Costs and Additional Amounts due in respect of such Payment Date (including any such amounts unpaid from any prior Payment Date), and shall advise the Servicer and the Backup Servicer thereof on or before the fifth Business Day prior to such Payment Date.

(c)No provision of this Agreement shall require the payment or permit the collection of Interest and Yield that exceeds the maximum rate permitted by Applicable Law and
(ii)neither Interest nor Yield shall be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

Section 2.5 [Reserved]. Section 2.6 [Reserved].
Section 2.7 Settlement Procedures. (a) As set forth in the Monthly Report, on each Payment Date, the Borrower (or, following its assumption of exclusive control of the Collection Account, the Collateral Agent) shall withdraw Available Funds and any Excess Reserve Amount and investment earnings on amounts on deposit in the Collection Account from the Collection Account and allocate and distribute such amounts to the applicable Person in the following order of priority:

(1)FIRST, to the Hedge Counterparty, an amount equal to any Hedge Costs (exclusive of termination payments) and any such Hedge Costs (exclusive of termination payments) unpaid from any prior Payment Date.

(b)(i) If on any Payment Date the amount paid pursuant to Section 2.7(a)(iii) and (v) is insufficient to cover all amounts due thereunder on such Payment Date the Borrower (or, following its assumption of exclusive control of the Reserve Account, the Collateral Agent) shall withdraw from the Reserve Account an amount equal to the lesser of such shortfall and the amount of funds on deposit in the Reserve Account (such withdrawal, a “Reserve Advance”) and deposit such amount to the Collection Account. The Borrower (or, following its assumption of exclusive control of the Collection Account, the Collateral Agent) shall pay such amount to the Lenders.

1.If on any Payment Date during the Amortization Period, the amount paid pursuant to Section 2.7(a)(v) is insufficient to reduce Capital to zero, the Deal Agent, acting at the direction of the Required Lenders, may direct the Borrower (or, following its assumption of exclusive control of the Reserve Account, the Collateral Agent) in writing to withdraw any or all of the amount on deposit in the Reserve Account, and pay such amount to the Lenders.

(b)With respect to any payments made by the Collateral Agent to the Lenders, the Collateral Agent shall be entitled to rely conclusively on the Monthly Report for purposes of determining the identity of such Lenders.

Section 2.8    [Reserved].

Section 2.9    Collections and Allocations.

(a)Collections. The Servicer shall transfer, or cause to be transferred, all Collections on deposit in the form of available funds in the Credit Acceptance Payment Account to the Collection Account by the close of business on the second Business Day after such Collections are received therein. The Servicer shall promptly (but in no event later than the second Business Day after the receipt thereof) deposit all Collections received directly by it in the Collection Account. The Servicer shall make such deposits or payments on the date indicated therein by wire transfer in immediately available funds or by automated clearing house (ACH).

(b)Initial Deposits. On the Closing Date and any other Addition Date, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received on and after the applicable Cut-Off Date and through and including the day that is two days immediately preceding the Closing Date or such other Addition Date, in respect of the Loans.

(c)Investment of Funds. (i) Until the occurrence of a Termination Event or Unmatured Termination Event, to the extent there are uninvested amounts on deposit in the Collection Account, the Principal Collection Account and the Reserve Account, all amounts shall be invested as set forth in Section 6.7(c).

(ii) On the date on which Capital is reduced to zero and all Aggregate Unpaids have been indefeasibly paid in full, all Collateral is released from the Lien of this Agreement, and this Agreement is terminated, any amounts on deposit in the Reserve Account shall be released to the Borrower.

(d)Allocation of Collections. The Servicer will allocate Collections monthly in accordance with the actual amount of Collections received. The Servicer shall determine each any amendments made to FATCA after the date of this Agreement.

(i)If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of the funding hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section then within 10 days after demand by the Lenders, the Borrower shall pay to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.

(j)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this section shall survive the termination of this Agreement.

(k)The Deal Agent and each Lender shall be required to deliver to the Collateral Agent and the Borrower prior to the first Payment Date and at any time or times required by applicable law, (i) a correct, complete and properly executed U.S. Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E, W-8ECI, W-8IMY or W-8EXP (with appropriate attachments), as applicable and (ii) any documentation that is required under FATCA or is otherwise necessary (in the sole determination of the Borrower, the Collateral Agent, or other agent of the Borrower, as applicable) to enable the Borrower, the Collateral Agent and any other agent of the Borrower to determine their duties and liabilities with respect to any taxes they may be required to withhold pursuant to such Code sections. In addition, the Deal Agent, each Lender and any other party receiving a payment hereunder will be deemed to understand that the Collateral Agent has the right to withhold on amounts payable (without any corresponding gross-up unless otherwise required under this Section 2.14), if required. The Borrower hereby covenants with the Collateral Agent that the Borrower will provide the Collateral Agent with sufficient information so as to enable the Collateral Agent to determine whether or not the Collateral Agent is obliged to make any withholding tax in respect of any payments (and if applicable, to provide the necessary detailed information to effectuate the withholding tax, such as setting forth applicable amounts to be withheld).

Section 2.15 Assignment of the Contribution Agreement and Hedging Agreement. The Borrower hereby assigns to the Collateral Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower's right, title and interest in and to, but none of its obligations under, the Contribution Agreement and the Hedging Agreement. The Borrower confirms that the Collateral Agent on behalf of the Secured Parties shall have the sole right to, at the written direction of the Deal Agent, enforce the Borrower's rights and remedies under the Contribution Agreement and the Hedging Agreement for the benefit of the Secured Parties.

Section 2.16 Optional Purchase. On and after the Commitment Termination Date, the Servicer shall have the option, upon no less than 10 days' prior written notice (or such lesser number of days reasonably acceptable to the Deal Agent) to the Borrower, the Collateral Agent, the Lenders and the Deal Agent, to reacquire the Dealer Loans, the Purchase Loans and the related Collateral in whole but not in part. To exercise such option, the Servicer shall deposit in an account designated by the ~~Collection Account~~Deal Agent an amount equal to: (x) the aggregate Purchase Amount for the Loans, plus (y) the fair market value of any other Collateral, plus (z)

Act or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the pledge of the Collateral will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purchase credit” within the meaning of Regulation U.

(m)Quality of Title. Each Loan, together with the Related Security related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except as provided in Section 4.2(a)(iii), and upon each funding, the Collateral Agent as agent for the Secured Parties shall acquire a valid and perfected first priority security interest in such Loan, the Related Security related thereto and all Collections then existing or thereafter arising, free and clear of any Lien, except as provided in Section 4.2(a)(iii). No effective financing statement or other instrument similar in effect covering any Loan or Dealer Agreement shall at any time be on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with the Contribution Agreement or (ii) in favor of the Collateral Agent in accordance with this Agreement.

(n)Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with applicable law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, or upon the Collateral Agent obtaining control, in the case of that portion of the Collateral which constitutes electronic chattel paper, or possession, in the case of that portion of the Collateral which constitutes tangible chattel paper, the Collateral Agent, as agent for the Secured Parties, shall have a first priority perfected security interest in the Collateral. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral have been made. The Collateral Agent has “control” (as defined in Section 9-104 of the UCC) over the Collection Account, the Reserve Account and the Principal Collection Account.

(o)Accuracy of Information. All information heretofore furnished by the Borrower (including without limitation, the Monthly Report and Credit Acceptance's financial statements) to the Deal Agent, the Collateral Agent, the Backup Servicer or any Lender for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, will be true, correct, complete and accurate in every material respect, on the date such information is stated or certified.

(p)Location of Offices. The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps all the Records (other than the Certificates of Title) are located at the address of the Borrower referred to in Section 14.2 hereof and the office where the Borrower keeps all the Certificates of Title is located at 25300-25330 Telegraph Road, Southfield, Michigan 48033 (or, in each case, at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied); provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii).

(q)OFAC.    None of the Borrower, any Subsidiary or any Affiliate of the

(c) Backup Servicing Agreement. The Backup Servicer hereby remakes the representations and warranties made by it under the Backup Servicing Agreement.

Section 4.5    Breach of Representations and Warranties.

(a)Payment in respect of an Ineligible Loan or an Ineligible Contract. If a Loan or a Contract is an Ineligible Loan or Ineligible Contract, no later than the earlier of (i) knowledge by the Borrower of such Loan or Contract being an Ineligible Loan or Ineligible Contract and (ii) receipt by the Borrower from the Deal Agent, the Collateral Agent, the Backup Servicer or the Servicer of written notice thereof in accordance with Section 4.2(b) hereof, the Borrower shall, by the last day of the first full Collection Period following the discovery or notice thereof, make a payment to the Collection Account in respect of each such Loan or Contract in an amount equal to the related Release Price. Any such Loan or Contract shall for all purposes of this Agreement be deemed to be an Ineligible Loan or Ineligible Contract. The Borrower shall make a deposit to the Collection Account (for allocation pursuant to Section 2.7) in immediately available funds of an amount (the “Release Price”) equal to (i) (A) in the case of an Ineligible Loan, the product of (x) the Outstanding Balance related to such Loan as of the last day of the related Collection Period and (y) the Net Advance Rate in effect on the date of such payment; and (B) in the case of an Ineligible Contract, the product of (x) the Outstanding Balance related to such Contract as of the last day of the related Collection Period and (y) a ratio the numerator of which is the outstanding Capital as of the date of such payment and the denominator of which is the Outstanding Balance of all Contracts as of the last day of the related Collection Period, plus (ii) all Hedge Costs due to the relevant Hedge Counterparties for any termination in whole or in part of one or more transactions related to the relevant Hedging Agreement, as required by the terms such Hedging Agreement. Notwithstanding the foregoing, with respect to any Ineligible Contracts, the Borrower may repurchase the Loans related thereto in lieu of such Ineligible Contracts and deposit into the Collection Account the Release Price of such Loans (as if such Loans were Ineligible Loans). Each Loan or Contract which is subject to a payment in accordance with this Section 4.5(a) shall, upon payment in full of the related Release Price, be released from the lien created pursuant to this Agreement and shall no longer constitute Collateral. The Collateral Agent as agent for the Secured Parties shall, at the sole expense of the Servicer, execute and deliver such instruments of transfer, in each case without recourse, representation or warranty, as shall be prepared and reasonably requested by the Servicer on behalf of the Borrower to vest in the Borrower, or its designee or assignee, all right, title and interest of the Collateral Agent as agent for the Secured Parties in, to and under the Loans or Contract subject to a payment in accordance with this Section 4.5(a).

(b)Retransfer of All of the Loans. In the event of a breach of any representation or warranty set forth in Section 4.2 hereof which breach could reasonably be expected to have a Material Adverse Effect, by notice then given in writing to the Borrower, the Deal Agent may direct the Borrower to accept the release by the Collateral Agent of all of the Loans (as directed in writing by the Deal Agent), in which case the Borrower shall be obligated to accept the release of such Loans on a Payment Date specified by the Deal Agent (such date, the “Release Date”); provided, however, that no such release shall be given effect unless Borrower has complied with the terms of any Hedging Agreement requiring that any derivative transaction related thereto be terminated in whole or in part and the Borrower has paid all Hedge Costs due with respect to such termination~~.~~. The Borrower shall deposit in the Collection Account on the obligations under this Agreement throughout such year (or in the case of a Successor Servicer which has been Servicer for less than one year, for so long as such Successor Servicer has been Servicer) and no Servicer Termination Event or potential Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event or potential Servicer Termination Event occurred during such year and no notice thereof has been given to the Deal Agent, the Backup Servicer and the Collateral Agent, specifying such Servicer Termination Event or potential Servicer Termination Event and the steps taken to remedy such event).

Section 6.6 Additional Representations and Warranties of Credit Acceptance as Servicer. Credit Acceptance, in its capacity as Servicer, represents and warrants to the Collateral Agent, the Backup Servicer, the Deal Agent and each Lender as of the Closing Date and as of each Addition Date, that the only material servicing computer systems and related software utilized by the Servicer to service the Loans and Contracts are: (i) provided by Ontario Systems Corporation under an existing licensing agreement and related resource agreement, each of which may be amended from time to time, and (ii) the “loan servicing system” software licensed by Credit Acceptance from Oracle Corporation, which may be updated or replaced from time to time. Should the Servicer or any of its Affiliates develop or implement computer software for servicing that is owned by or exclusively licensed to the Servicer or an Affiliate and utilize such software in the servicing of the Loans and Contracts, the Servicer shall give prompt written notice thereof to the Backup Servicer and the Collateral Agent, and the Collateral Agent shall be entitled to compel a license or sublicense for the benefit of the Collateral Agent or its designee of any such rights to the extent the Collateral Agent deems reasonably necessary and appropriate to assure that it or a duly appointed Successor Servicer would be able to continue to service the Loans and Contracts should that be required in accordance with the terms hereof.

Section 6.7    Establishment of the Accounts.

(a)Establishment of the Collection Account, Principal Collection Account and Reserve Account. The Servicer shall cause to be established, on or before the Closing Date, ~~and~~ maintained in the name of the ~~Collateral Agent as agent for the Secured Parties, with an office or~~ branch of a depository institution or trust company (i) a segregated corporate trust account entitled ~~“Collection Account for~~Borrower at Fifth Third Bank, National Association~~, as agent for the Secured Parties” (the “Collection~~ and subject to, in the case of the following clauses (i) and (iii), at all times following the Amendment No. 1 Effective Date, an Account~~”);~~ Control Agreement (~~ii~~i) ~~a segregated corporate trust account entitled “Principal~~the Collection Account ~~for Fifth Third Bank, National Association, as agent for the Secured Parties”~~, (ii) the ~~“~~Principal Collection Account~~”)~~ and (iii) ~~a segregated corporate trust account entitled “Reserve Account for Fifth Third Bank, National Association” as agent for~~ the ~~Secured Parties (the “~~Reserve Account~~”), in each case, over~~ which the Collateral Agent as agent for the Secured Parties shall have sole dominion and control and from which neither the Originator, the Servicer nor the Borrower shall have any right of withdrawal; provided, however, that at all times such depository institution or trust company shall be a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of at least investment grade by S&P and Moody's or (2) a short-term unsecured debt rating or certificate of deposit rating of at least investment grade by S&P and Moody's, (B) the parent corporation which has either (1) a long-term unsecured debt rating of at least investment grade by S&P and Moody's or (2) a short-term unsecured debt rating or certificate of deposit rating of at least investment grade by S&P and Moody's or (C) that is otherwise acceptable to the Deal Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust ~~company, a “Qualified Institution”)~~.

a.Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Servicer in the form of a check or other form of payment that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any payment in respect of which a dishonored check or other form of payment is received shall be deemed not to have been paid.

b.Permitted Investments. Funds on deposit in the Collection Account, the Principal Collection Account and the Reserve Account ~~shall~~may be invested in Permitted Investments by or at the written direction of the Borrower, provided that if a Termination Event or Unmatured Termination Event shall have occurred, such amounts ~~shall~~may continue to be invested in Permitted Investments according to the last written direction received from the Borrower. Absent written direction from the Borrower, then any funds in such accounts shall remain uninvested (without any requirement or liability to pay for interest or earnings). Any such written directions shall specify the particular investment to be made and shall certify that such investment is a Permitted Investment and is permitted to be made under this Agreement. Funds on deposit in the Collection Account, the Principal Collection Account and the Reserve Account, if invested, shall be invested in Permitted Investments that will mature so that such funds will be available no later than the Business Day prior to the next Payment Date, except that in the case of funds representing Collections with respect to a succeeding Collection Period, such Permitted Investments may mature so that such funds will be available no later than the Business Day prior to the Payment Date for such Collection Period. No Permitted Investment may be liquidated or disposed of prior to its maturity. All proceeds of any Permitted Investment shall be deposited in the Collection Account, the Principal Collection Account or the Reserve Account, as applicable. Investments may be made in any account on any date (provided such investments mature in accordance herewith), only after giving effect to deposits to and withdrawals from such account on such date. Realized losses, if any, on amounts invested in Permitted Investments shall be charged against investment earnings on amounts on deposit in the Collection Account, the Principal Collection Account or the Reserve Account, as applicable. The Borrower acknowledges that upon its written request and at no additional cost, it has the right to receive notification after the completion of each purchase and sale of Permitted Investments or the Collateral Agent's receipt of a broker's confirmation. The Borrower agrees that such notifications shall not be provided by the Collateral Agent hereunder, and the Collateral Agent shall make available, upon request and in lieu of notifications, periodic account statements that reflect such investment activity. No statement need be made available for any account if no activity has occurred in such account during such period. The Collateral Agent shall not be liable for any loss, including without limitation any loss of principal or interest, or for any breakage fees or penalties in connection with the purchase or liquidation of any investment made in accordance with the written instructions of

Agent does not have a valid and perfected first priority security interest will be material if the outstanding balance of the related Contracts exceeds 3% of the Aggregate Outstanding Eligible Loan Balance of all Eligible Contracts; or

(n)any Change-in-Control shall occur; or

(o)cumulative Collections are less than 65% of Credit Acceptance's cumulative Forecasted Collections for any three consecutive Collection Periods.

Section 10.2    Remedies.

(a)Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1(h)), the Deal Agent may, or at the direction of the Required Lenders, shall by notice to the Borrower declare the Termination Date to have occurred.

(b)Upon the occurrence of a Termination Event described in Section 10.1(h), the Termination Date shall automatically occur.

(c)Upon any Termination Date that occurs following a Termination Event pursuant to this Section 10.2: (i) the Deal Agent may, and shall at the direction of the Required Lenders by delivery of a Servicer Termination Notice, terminate the Servicer; and (ii) the Deal Agent, may, and at the direction of the Required Lenders, shall declare the entire outstanding amount of Capital immediately due and payable. The Deal Agent, the Collateral Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise (including, for the avoidance of doubt, the right to take exclusive control of the Collection Account, the Reserve Account and the Principal Collection Account), all other rights and remedies provided of a secured party under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

(d)If the outstanding Capital has been declared due and payable pursuant to Section 10.2(c), the Deal Agent or the Collateral Agent (acting at the written direction of the Deal Agent) may institute proceedings to collect amounts due, exercise remedies as a secured party (including foreclosure or sale of the Collateral) or elect to maintain the Collateral and continue to apply the proceeds from the Collateral as if there had been no declaration of acceleration.

ARTICLE XI INDEMNIFICATION

Section 11.1    Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Deal Agent, the Backup Servicer, the Collateral Agent, the Successor Servicer, the Secured Parties, and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses (including reasonable and documented attorneys' fees and disbursements and court costs) including those incurred in connection with any enforcement (including any action, claim or suit brought) by an Indemnified Party of any